UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

6650 S. El Camino Road, Las Vegas, Nevada 89118

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2015, Scientific Games Corporation (the “Company”) held its annual meeting of stockholders. At the annual meeting, as detailed below, the Company’s stockholders approved an amendment and restatement of the Company’s 2003 Incentive Compensation Plan, as previously amended and restated on November 21, 2014 (the “2003 Plan”). In connection with our acquisition of Bally Technologies, Inc. (“Bally”) in November 2014, the Company assumed (i) the Bally 2010 Long-Term Incentive Plan (the “Legacy Bally Plan”) as a sub-plan of the 2003 Plan and (ii) as described below, a portion of the shares of Bally common stock then reserved and available for issuance under the Legacy Bally Plan (the “Legacy Bally Shares”), which were then converted into shares of Company common stock and maintained as a separate share pool under the 2003 Plan. Under this amendment and restatement of the 2003 Plan, the Legacy Bally Shares were consolidated with the shares of Company common stock previously reserved and available for issuance under the 2003 Plan. As a result, the shares reserved and available for issuance under the 2003 Plan were combined into a single share pool, with such shares available for equity awards to any employee, non-employee director or other eligible service provider of the Company or its subsidiaries, including Bally.

Based on the shares of Bally common stock reserved and available for issuance under the Legacy Bally Plan at the time of our acquisition of Bally, but giving effect to the acquisition (and applying a customary exchange ratio based on the stock prices of Bally and the Company at the time of the acquisition), we were entitled under applicable NASDAQ Stock Market rules to assume approximately 16 million shares of Bally common stock for future awards to Bally employees. However, in order to manage potential dilution in connection with future equity awards, the Compensation Committee and the Board of Directors of the Company determined to assume only approximately 4.8 million of such available shares, a substantial reduction from the number of shares of Bally common stock that could have been assumed.

As part of the approval of the amended and restated 2003 Plan, stockholders also re-approved certain material terms of performance-based awards intended to preserve the opportunity to grant awards that could qualify for the performance exception from the limits on the Company’s tax deductions for certain compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The foregoing description is qualified in its entirety by reference to the text of the amended and restated 2003 Plan, which was attached to the Company’s Proxy Statement on Schedule 14A filed on April 30, 2015.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 10, 2015, the Company held its annual meeting of stockholders. At the annual meeting, the Company’s stockholders: (1) elected all of the Company’s nominees for director; (2) approved the amendment and restatement of the 2003 Plan, as described above; and (3) ratified the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2015. The voting results are as follows:

Proposal 1: Election of Directors

	For	Withheld	Broker Non-Votes
Ronald O. Perelman	67,982,092	587,035	7,751,211
M. Gavin Isaacs	68,125,312	443,815	7,751,211
Richard Haddrill	68,125,233	443,894	7,751,211
Peter A. Cohen	63,066,609	5,502,518	7,751,211
David L. Kennedy	68,105,220	463,907	7,751,211
Gerald J. Ford	67,596,759	972,368	7,751,211
Judge Gabrielle K. McDonald	68,225,162	343,965	7,751,211
Paul M. Meister	63,702,532	4,866,595	7,751,211
Michael J. Regan	67,617,930	951,197	7,751,211
Barry F. Schwartz	63,530,000	5,039,127	7,751,211
Frances F. Townsend	67,445,314	1,123,813	7,751,211

Proposal 2: Approval of the Company’s Amended and Restated 2003 Incentive Compensation Plan and re-approval of certain material provisions of such plan.

For	Against	Abstain	Broker Non-Votes
63,247,407	5,271,643	50,077	7,751,211

Proposal 3: Ratification of Appointment of Deloitte & Touche LLP

For	Against	Abstain
75,666,577	638,045	15,716

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

	By:	/s/ Kathryn S. Lever
Name: Kathryn S. Lever Title: Executive Vice President and General Counsel

Date: June 11, 2015